Exhibit 99.2

Vantage Drilling Company Announces Contract Awards for the Platinum Explorer and Titanium Explorer

HOUSTON, TX -- (MARKET WIRE) -- 03/02/2009 -- Vantage Drilling Company ("Vantage" or the, “Company”) (AMEX: VTG) announces that its ultra-deepwater drillship Platinum Explorer has received a 5 year contract award from Oil and Natural Gas Company (ONGC) and the ultra-deepwater drillship Titanium Explorer has received an 8 year contract from a subsidiary of Petroleo Brasileiro S.A (Petrobras).  Both rigs are currently being constructed in Daewoo Shipbuilding & Marine Engineering in Okpo, Korea.

The Platinum Explorer, following completion of shipyard construction, is planned to mobilize to India in the fourth quarter 2010. Expected revenues over the five-year contract term, excluding revenues for mobilization of the rig, are approximately $1.1 billion. The Platinum Explorer is owned forty-five percent (45%) by Vantage and fifty-five (55%) by an affiliate of TMT, Inc. (TMT).  Vantage will operate the rig pursuant to a management agreement which provides for fees to Vantage, in addition to its proportionate share of cash flow.

The Titanium Explorer, upon completion of construction, is expected to mobilize in the third quarter 2011 to the US Gulf of Mexico.  Furthermore, Petrobras has the right to re-locate and utilize the Titanium Explorer on a worldwide basis.  Expected revenues over the eight-year contract term, excluding revenues for mobilization of the rig and costs escalations, are approximately $1.6 billion. Vantage will operate the rig pursuant to a management agreement with an affiliate of TMT, which provides for fixed and performance-based fees.

Paul Bragg, Chairman and Chief Executive Officer of Vantage, commented, “The deepwater contracts with ONGC and Petrobras are of major significance to Vantage.  The addition of nearly $3 billion of contract backlog provides our Company with a stable base of business for many years to come.  We are delighted to operate for two of the world’s most active and fast-growing oil companies.  These contract awards are a tribute to the extensive experience and expertise of our operating team, and highlight the capabilities of our new, modern fleet.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and an ultra deepwater drillship, the Platinum Explorer, currently under development. Vantage is also providing management services to an affiliate for two other ultra-deepwater drillships (including the Titanium Explorer) and to Sea Dragon Offhore Limited for an ultra-deepwater semi-submersible.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements

Public & Investor Relations Contact:
Paul A. Bragg
Chairman and Chief Executive Officer
Vantage Drilling Company
(281) 404-4700